Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

August 14, 2012

National Retail Properties, Inc.

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

We are acting as counsel for National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of $325,000,000 principal amount of its 3.80% Notes due 2022 (the “Notes”), pursuant to the Underwriting Agreement dated August 7, 2012 between the several underwriters listed on Schedule I thereto (the “Underwriters”) and the Company (the “Agreement”). The Notes are being issued under the Indenture dated as of March 25, 1998, as supplemented by the Eleventh Supplemental Indenture dated as of August 14, 2012, between U.S. Bank National Association, as successor trustee (the “Trustee”), and the Company (as so supplemented, the “Indenture”) pursuant to the Registration Statement on Form S-3 (File No. 333-179696) (the “Registration Statement”) filed by the Company to register the offer and sale of the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and the related prospectus dated February 24, 2012, as supplemented by the prospectus supplement dated August 7, 2012 (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

The opinion set forth in this letter is limited to the laws of the State of New York and the Maryland General Corporation Law, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP